Exhibit 99.1

Codorus Valley Bancorp, Inc.
Reports Second Quarter Earnings for 2014

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (July 15, 2014)

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,755,000 or $0.50 per share basic, $0.49 per share diluted, for the quarter ended June 30, 2014, compared to earnings of $2,583,000 or $0.55 per share basic, $0.54 per share diluted, for the quarter ended June 30, 2013. For the first six months of 2014, net income available to common shareholders was $5,696,000 or $1.11 per share basic, $1.08 per share diluted, compared to $5,182,000 or $1.10 per share basic, $1.08 per share diluted, earned in the first six months of 2013.

Second quarter commentary

Highlights for the quarter ended June 30, 2014, include:

•	Earnings for the current quarter increased $172,000 or 7 percent above the second quarter of 2013, due to an increase in net interest income and a decrease in the provision for loan losses, which more than offset a decrease in noninterest income and increases in noninterest expense and income taxes.

•	Net interest income for the current quarter increased $988,000 or 11 percent above the second quarter of 2013, due primarily to an increase in the volume of earning assets and a decrease in rates on deposit products reflective of the low interest rate environment.

•	The nonperforming assets ratio was 1.53 percent on June 30, 2014, an improvement from the 1.98 percent ratio on March 31, 2014. The decrease in the ratio was primarily the result of workout efforts that culminated in the collection of a $3.8 million payment on an impaired commercial loan.

•	PeoplesBank recently purchased an office building located at 3100 Market Street, Camp Hill, PA (Cumberland County) to be used principally as a business banking center with a planned opening date in the fourth quarter of 2014.

•	PeoplesBank recently received regulatory approval to construct a full service banking office in Shrewsbury, PA with groundbreaking to occur in August and a planned opening date in December 2014. The addition of the Shrewsbury and Camp Hill offices will result in 22 locations for PeoplesBank.

•	In May, the Corporation redeemed $13 million of the $25 million in outstanding shares of preferred stock held by the United States Department of the Treasury under its Small Business Lending Fund Program. The redemption was funded primarily with approximately $13 million the Corporation raised in a private placement of shares of its common stock earlier in the year.

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Additional financial information, which like all information contained herein is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Other news

As recently announced, the Corporation’s Board of Directors declared a regular quarterly cash dividend of $0.125 per common share on July 8, 2014, payable on August 12, 2014, to shareholders of record at the close of business on July 22, 2014. This quarterly cash dividend is one half cent more than the previous two quarters’ cash dividend.

Review of operations

The $514,000 or 10 percent increase in net income available to common shareholders for the six months ended June 30, 2014, compared to the six months ended June 30, 2013, was primarily the result of an increase in net interest income, which more than offset a decrease in noninterest income and increases in noninterest expense and provision for income taxes, as described below.

The $2,257,000 or 12 percent increase in net interest income was due primarily to an increase in interest income and fees from an increase in the volume of earnings assets, principally commercial loans, and a decrease in funding costs. While the low interest rate environment lowered yields on earning assets it also lowered funding costs on deposit products and borrowings.

The provision for loan losses totaled $850,000 for the first six months of 2014, which supported a larger loan portfolio and replenished the allowance for loan losses for net charge-offs totaling $365,000. Comparatively, the provision totaled $820,000 for the first six months of 2013 with net charge-offs totaling $663,000.

The $397,000 or 10 percent decrease in noninterest income for the current period, compared to the first six months of 2013, was primarily the result of decreases in net gain from the sale of loans held for sale and income from mutual fund, annuity and insurance sales. The $459,000 or 72 percent decrease in net gain from the sale of loans held for sale (i.e., residential mortgage loans) reflects a sharp decrease in refinancing demand and higher mortgage interest rates. The $97,000 or 23 percent decrease in income from mutual fund, annuity and insurance sales reflects a decrease in sales volume and loss of accounts as a result of staff resignations in the year 2013.

The $1,224,000 or 8 percent increase in noninterest expense for the current period, compared to the first six months of 2013, was driven primarily by increases in personnel and marketing expenses. Personnel expense increased $309,000 or 4 percent as a result of expanding the banking franchise in the year 2013 and normal business growth. Marketing expense increased $320,000 or 80 percent primarily as a result of non-recurring costs to promote PeoplesBank’s 150th year in business anniversary.

The $103,000 or 5 percent increase in the provision for income taxes for the current period, compared to the first six months of 2013, was due to an 8 percent increase in income before income taxes. The current period provision includes a non-recurring $171,000 decrease in federal income tax, which resulted from an increase in the net deferred tax asset account on the Corporation’s balance sheet. The increase in the net deferred tax asset reflected an anticipated increase in the Corporation’s federal statutory income tax rate from 34 percent to 35 percent.

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Review of financial condition

On June 30, 2014, total assets were approximately $1.2 billion, representing a $102 million or 9 percent increase, compared to June 30, 2013. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits, time deposits and low-rate advances from the Federal Home Loan Bank of Pittsburgh. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions as provided in the Financial Highlights section of this Earnings Release.

About Codorus Valley Bancorp, Inc. and
PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Forward-looking statements

Except for historical information contained herein, the matters discussed in this Earnings Release are forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: receipt of regulatory approval necessary to effectuate the redemption of outstanding shares of preferred stock, credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Interest income	$12,364	$11,473	$24,777	$22,834
Interest expense	2,075	2,172	4,067	4,381
Net interest income	10,289	9,301	20,710	18,453
Provision for loan losses	300	560	850	820
Noninterest income	1,918	2,038	3,648	4,045
Noninterest expense	7,986	7,157	15,634	14,410
Income before income taxes	3,921	3,622	7,874	7,268
Provision for income taxes	1,114	977	2,064	1,961
Net income	2,807	2,645	5,810	5,307
Preferred stock dividends	52	62	114	125
Net income available to common shareholders	$2,755	$2,583	$5,696	$5,182
Basic earnings per common share	$0.50	$0.55	$1.11	$1.10
Diluted earnings per common share	$0.49	$0.54	$1.08	$1.08

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2014	2013	2013
Cash and short term investments	$36,075	$15,062	$64,816
Investment securities	231,296	233,483	224,277
Loans	888,783	859,898	769,744
Allowance for loan losses	(10,460)	(9,975)	(9,459)
Net loans	878,323	849,923	760,285
Premises and equipment, net	15,303	14,599	13,029
Other assets	39,641	37,574	36,643
Total assets	$1,200,638	$1,150,641	$1,099,050

Deposits	$968,499	$925,303	$924,850
Borrowed funds	110,422	110,856	63,663
Other liabilities	8,036	6,833	7,281
Shareholders’ equity	113,681	107,649	103,256
Total liabilities and shareholders’ equity	$1,200,638	$1,150,641	$1,099,050

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Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2014	2014	2013	2013	2013	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2014	2013
Earnings and Per Share Data (7)
(in thousands, except per share data)
Net income available to common shareholders	$2,755	$2,941	$2,519	$2,615	$2,583	$5,696	$5,182
Basic earnings per common share	$0.50	$0.61	$0.52	$0.55	$0.55	$1.11	$1.10
Diluted earnings per common share	$0.49	$0.59	$0.51	$0.54	$0.54	$1.08	$1.08
Cash dividends paid per common share	$0.120	$0.120	$0.114	$0.114	$0.105	$0.240	$0.210
Book value per common share	$18.52	$17.98	$17.22	$16.98	$16.49	$18.52	$16.49
Tangible book value per common share	$18.52	$17.98	$17.22	$16.98	$16.49	$18.52	$16.49
Average common shares outstanding	5,475	4,855	4,786	4,751	4,731	5,167	4,720
Average diluted common shares outstanding	5,576	4,960	4,892	4,845	4,818	5,270	4,807

Performance Ratios (%)
Return on average assets (4)	0.93	1.04	0.91	0.97	0.98	0.99	0.99
Return on average equity (4)	9.63	10.82	9.57	10.26	10.13	10.21	10.26
Return on average realized equity (1)(4)	9.89	11.12	9.86	10.51	10.63	10.49	10.80
Net interest margin (2)	3.73	3.97	3.88	3.78	3.79	3.85	3.83
Efficiency ratio (3)	63.21	60.74	64.26	64.39	60.86	61.98	61.64
Net overhead ratio (6)(4)	2.02	2.05	2.18	2.12	1.91	2.03	1.95

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (4)	0.07	0.10	(0.01)	0.08	0.31	0.08	0.18
Allowance for loan losses to total loans (5)	1.18	1.18	1.16	1.16	1.23	1.18	1.23
Nonperforming assets to total loans and foreclosed real estate	1.53	1.98	2.24	1.67	1.89	1.53	1.89

Capital Ratios (%)
Average equity to average assets	9.71	9.59	9.49	9.42	9.67	9.65	9.70
Tier 1 leverage capital ratio	10.04	11.34	10.18	10.19	10.28	10.04	10.28
Tier 1 risk-based capital ratio	12.90	14.35	12.79	12.99	13.52	12.90	13.52
Total risk-based capital ratio	14.02	15.49	13.89	14.08	14.68	14.02	14.68

(1)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(3)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4)	annualized for the quarterly periods presented
(5)	excludes loans held for sale
(6)	noninterest expense less noninterest income as a percentage of average assets
(7)	per share amounts and shares outstanding were adjusted for common stock dividends

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